Exhibit 99.3

Unaudited Pro Forma Combined Financial Information of BioScrip

The following unaudited pro forma combined financial information has been prepared to assist you in your analysis of the financial effects of BioScrip Inc.’s proposed acquisition of CHS and related transactions. The unaudited pro forma combined financial information was prepared using the historical consolidated financial statements of BioScrip and CHS. This information should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and accompanying notes of BioScrip and CHS included in the BioScrip Proxy Statement, BioScrip’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission, or SEC, on March 2, 2010, and the consolidated financial statements and accompanying notes of CHS included as Exhibit 99.1 to this Current Report on Form 8-K.

The accompanying unaudited pro forma combined financial information gives effect to the merger with CHS, assuming a purchase price of $242 million in cash, which will be used to retire approximately $132 million of CHS debt, and the issuance of BioScrip common stock and warrants. The assumed preliminary fair value of the common stock is $108 million, based on a price per share of $8.3441, and the assumed fair value of the warrants is $15 million, for total merger consideration of $365 million. The pro forma adjustments related to the merger with CHS are preliminary and do not reflect the final purchase price, final debt components or final allocation of the excess of the purchase price over the fair value of the assets and liabilities of CHS, as the process to assign a fair value to the various tangible and intangible assets acquired and liabilities assumed has only just commenced. BioScrip has not had sufficient time to completely evaluate the significant identifiable assets and liabilities assumed of CHS, and in particular CHS’s unique identifiable intangible assets. Accordingly, the pro forma adjustments, including the allocations of purchase price, are preliminary and have been made solely for the purpose of providing unaudited pro forma consolidated financial information. Final adjustments will result in modifications to the final purchase price, debt components and allocation of the purchase price, which will affect the fair value assigned to the tangible or intangible assets and amount of interest expense, depreciation and amortization expense, and other recorded in the statement of operations. The effect of the changes to the pro forma statement of operations could be material. The unaudited pro forma financial information is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the dates or periods indicated, nor is it necessarily indicative of the results of operations or financial position that may occur in the future.

The historical consolidated financial information has been adjusted in the unaudited pro forma combined financial information to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma information does not reflect revenue opportunities and cost savings that we expect to realize after the merger with CHS. The pro forma financial information also does not reflect expenses related to integration activity or exit costs that may be incurred by BioScrip or CHS in connection with this merger.

The unaudited pro forma combined balance sheet assumes that the merger with CHS took place on December 31, 2009 and combines BioScrip’s audited consolidated balance sheet as of December 31, 2009 with CHS’s audited consolidated balance sheet as of December 31, 2009. The unaudited pro forma combined statement of operations for 2009 assumes that the merger with CHS took place on January 1, 2009 and combines BioScrip’s audited consolidated statement of operations for the fiscal year ended December 31, 2009 with CHS’s audited consolidated statement of operations for the fiscal year ended December 31, 2009.

BioScrip, Inc.

Unaudited Pro Forma Combined Balance Sheet

	BioScrip	CHS
	Historical	Historical	Preliminary
	December 31,	December 31,	Pro Forma		Pro Forma
	2009	2009	Adjustments*		Combined

ASSETS
Current assets
Cash and cash equivalents	$—	$10,103	$23,331	(A)	$33,434
Receivables, net	151,113	42,146	—		193,259
Inventory	51,256	3,938	—		55,194
Prepaid expenses and other current assets	3,999	2,250	—		6,249
Short term deferred taxes	12,913	2,140	—		15,053

Total current assets	219,281	60,577	23,331		303,189

Property and equipment, net	15,454	7,044	—		22,498
Goodwill	24,498	220,371	91,432	(B)	336,301
Intangible assets	—	21,517	—		21,517
Deferred financing fees	—	1,441	10,559	(C)	12,000
Other assets	1,194	1,908	—		3,102
Long term deferred taxes	26,793	—	—		26,793

Total assets	$287,220	$312,858	$125,322		$725,400

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Line of credit	$30,389	$—	$(30,389	)(A)	$—
Current portion of long term debt	—	10,917	(8,417	)(D)	2,500
Current portion of capital lease obligations	—	134	—		134
Accounts payable	74,535	1,651	—		76,186
Claims payable	4,068	—	—		4,068
Amounts due to plan sponsors	4,938	—	—		4,938
Accrued expenses and other current liabilities	14,273	19,834	—		34,107

Total current liabilities	128,203	32,536	(38,806)		121,933

Deferred taxes	—	5,907	—		5,907
Income taxes payable—long term	2,437	—	—		2,437
Capital lease obligations	—	220	—		220
Long term debt	—	129,540	192,960	(E)	322,500
Other long term liabilities	787	—	—		787

Total liabilities	131,427	168,203	154,154		453,784

CHS Preferred stock	—	25,036	(25,036	)(F)	—
Stockholders’ equity
Common stock, par value	4	91	(91	)(G)	4
Treasury stock, shares at cost	(10,367)	—	—		(10,367)
Additional paid-in capital	254,677	96,934	26,889	(H)	378,500
Accumulated (deficit) earnings	(88,521)	22,594	(30,594	)(I)	(96,521)

Total stockholders’ equity	155,793	119,619	(3,796)		271,616

Total liabilities and stockholders’ equity	$287,220	$312,858	$125,322		$725,400

(In thousands)

*	See Note 6 for an explanation of the preliminary pro forma adjustments.

See accompanying notes to unaudited pro forma combined financial information

BioScrip, Inc.

Unaudited Pro Forma Combined Statement of Operations

	BioScrip	CHS
	Historical	Historical	Preliminary
	Fiscal Year Ended	Fiscal Year Ended	Pro Forma		Pro Forma
	December 31, 2009	December 31, 2009	Adjustments*		Combined

Revenue	$1,329,525	$254,067	—		$1,583,592
Cost of revenue	1,171,703	124,763	—		1,296,466

Gross profit	157,822	129,304	—		287,126
Selling, general and administrative expenses	128,687	88,392	—		217,079
Bad debt expense	8,636	5,790	—		14,426
Depreciation and amortization	5,033	3,904	—		8,937

Income from operations	15,466	31,218	—		46,684
Interest expense, net	1,920	7,280	22,295	(A)	31,495

Income before income taxes	13,546	23,938	(22,295)		15,189
Tax (benefit) provision	(40,553)	9,208	(8,918	)(B)	(40,263)

Net income	54,099	14,730	(13,377)		55,452
Cumulative preferred stock dividends	—	(1,918)	1,918	(C)	—

Income available to common stockholders	$54,099	$12,812	$(11,459)		$55,452

Net income available to common stockholder per share
Basic	$1.39	$0.14			$1.07
Diluted	$1.36	$0.12			$1.05
Weighted average common shares outstanding:
Basic	38,985	90,898			51,641
Diluted	39,737	105,132			52,703

(In thousands, except per share amounts)

*	See Note 7 for an explanation of the preliminary pro forma adjustments.

See accompanying notes to unaudited pro forma combined financial information

BioScrip, Inc.

Notes to Unaudited Pro Forma Combined Financial Information

1.	Description of Transaction

On January 24, 2010, BioScrip, Inc., or the Company, entered into an agreement pursuant to which the Company agreed to acquire CHS, or the Merger Agreement, with Camelot Acquisition Corp., or the Merger Sub, CHS and Kohlberg Investors V, L.P., as Stockholders' Representative, and other minority stockholders of CHS,or the CHS Stockholders. CHS is a privately held company that is a leading provider of home infusion and home nursing services and products to patients suffering from chronic and acute medical conditions. Pursuant to the Merger Agreement, at the effective time of the merger, CHS will be merged with the Merger Sub. As a result of the merger, the separate corporate existence of CHS will cease and the Merger Sub will continue as the surviving corporation of the merger and as a wholly-owned subsidiary of BioScrip.

Concurrently with the consummation of the merger, the Company will:

•	repay the indebtedness of CHS, which was approximately $130.4 million (net of CHS’s cash) at December 31, 2009, and enter into a new credit facility that will provide for a $100.0 million senior secured term loan facility, or Term Loan, and a $50.0 million senior secured revolving credit facility, which are referred to collectively as the New Credit Facility;

•	pay cash consideration of $110.8 million, subject to adjustment as described below;

•	issue up to approximately 12.9 million shares of BioScrip common stock, subject to adjustment as described below, of which approximately 2.7 million shares initially will be held in escrow to fund indemnification payments, if any; and

•	issue warrants to acquire approximately 3.4 million shares of BioScrip common stock, exercisable at $10.00 per share and having a five-year term.

If the net indebtedness of CHS at the closing of the merger is $132 million and CHS’s expenses incurred in connection with the merger are $10 million, then the number of shares of the Company’s common stock to be issued in connection with the merger (in addition to shares issuable upon exercise of the warrants being issued) would be approximately 12.7 million shares, or approximately 24% of the then-outstanding shares of its common stock, assuming that no outstanding options to purchase shares of CHS’s common stock are exercised before the closing of the merger. If the net indebtedness of CHS at the closing of the merger is less than $132 million, then one-half of the difference would be paid in cash to the CHS Stockholders and the other half would be paid in stock based on a value per share of $8.3441, the 10-day volume weighted trading average share price of BioScrip’s common stock over the 10-day period ended January 22, 2010. If the net indebtedness of CHS exceeds $132 million, then the cash payment of $110 million would be reduced by the amount of the excess. Upon the consummation of the merger, each share of CHS common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive:

•	a number of shares of BioScrip’s common stock;

•	cash; and

•	following the closing of the merger, its pro rata share of any dividends or distributions of BioScrip’s common stock made from the escrow fund, in each case calculated in accordance with the terms of the Merger Agreement.

In addition, at the closing of the merger, the Company will issue to the CHS Stockholders and certain optionholders of CHS a number of warrants to purchase shares of BioScrip common stock.

BioScrip, Inc.

Notes to Unaudited Pro Forma Combined Financial Information—(Continued)

The merger and the other transactions contemplated by the Merger Agreement are subject to various closing conditions. The merger is expected to close on or about March 31, 2010.

2.	Basis of Presentation

The unaudited pro forma combined financial information is based on the historical financial statements of BioScrip and CHS and prepared and presented pursuant to the regulations of the SEC regarding pro forma financial information. The 2009 unaudited pro forma combined financial information includes CHS’s audited consolidated statement of operations for the fiscal year ended December 31, 2009 and audited consolidated balance sheet as of December 31, 2009. BioScrip historical financial information includes the audited consolidated statement of operations for the fiscal year ended December 31, 2009 and audited consolidated balance sheet as of December 31, 2009.

The pro forma adjustments include the application of the acquisition method under Financing Accounting Standards Board Accounting Standards Codification, or ASC, Topic 805, Business Combinations, with respect to the merger. ASC Topic 805 requires, among other things, that identifiable assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date, which is presumed to be the closing date of the merger.

The merger is expected to close on or around March 31, 2010. Accordingly, the pro forma adjustments reflected in the accompanying unaudited pro forma combined financial information may be materially different from the actual acquisition accounting adjustments required as of the acquisition date. In addition, ASC Topic 805 establishes that the value of equity-related consideration transferred in a business combination be measured as of the acquisition date. Depending on the magnitude of changes in the value of BioScrip common stock between this filing date and the acquisition date, the aggregate value of the merger consideration paid to the stockholders could differ from the amount assumed in this unaudited pro forma combined financial information.

Under ASC Topic 820, Fair Value Measurements and Disclosures, “fair value” is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be unrelated buyers and sellers in the principal or the most advantageous market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Total merger-related transaction costs to be incurred by BioScrip are expected to be $20 million, which includes approximately $12 million of costs associated with the issuance of debt. Under ASC Topic 805, merger-related transaction costs (such as advisory, legal, valuation and other professional fees) are not included as components of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. The unaudited pro forma combined balance sheet reflects anticipated merger-related transaction costs to be incurred by BioScrip which are estimated to be approximately

BioScrip, Inc.

Notes to Unaudited Pro Forma Combined Financial Information—(Continued)

$8 million and assumed to be paid in connection with the closing of the merger. Costs associated with debt issuance will be amortized over the life of the underlying debt instruments.

The historical consolidated financial information has been adjusted in the unaudited pro forma combined financial information to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma financial information does not reflect revenue opportunities and cost savings that we expect to realize after the merger with CHS. No assurance can be given with respect to the estimated revenue opportunities and operating cost savings that are expected to be realized as a result of the merger with CHS. The pro forma financial information also does not reflect non-recurring charges related to integration activity or exit costs that may be incurred by BioScrip or CHS in connection with the merger.

Certain CHS amounts have been reclassified to conform to BioScrip’s presentation. These reclassifications had no effect on previously reported net income. There were no material transactions between BioScrip and CHS during the periods presented in the unaudited pro forma combined financial information that would need to be eliminated.

3.	Accounting Policies

Upon completion of the merger, BioScrip will perform a detailed review of CHS’s accounting policies and procedures. As a result of that review, BioScrip may identify differences between the accounting policies and procedures of the two companies that, when conformed, may have a material impact on the future operating results. Any differences from unifying the accounting policies of the combined companies cannot be reasonably estimated at this time so no adjustments to pro forma combined financial information have been made.

4.	Estimate of Consideration Expected to be Transferred and Purchase Price to be Allocated

A preliminary estimate of consideration expected to be transferred to effect the merger and the aggregate purchase price to be allocated is presented in the table below.

Cash payable as merger consideration(a)	$110,823
Assumption and refinance of CHS debt(a)	130,354
Value of BioScrip common stock issued as merger consideration(b)	108,823
Value of BioScrip warrants issued as merger consideration(b)	15,000

Estimate of merger consideration to acquire the shares of CHS	$365,000

(In thousands)

(a)	BioScrip expects to fund the cash payments, repay existing indebtedness of CHS and refinance indebtedness of BioScrip with newly borrowed funds under the Term Loan and the issuance of the notes.

(b)	The estimated value of BioScrip shares issuable as merger consideration is based upon the 10-day weighted average of the closing common stock price as of January 22, 2010 of $8.3441 per share. Accordingly, the unaudited pro forma combined financial information assumes that BioScrip will issue 12,754,281 shares and roll over stock options with a combined value of approximately $108 million in connection with the merger. Warrants are valued at $15 million based on 3,400,945 issued, exercisable at $10 per share over a five year period. If the common stock value of BioScrip falls below 62.5% of the weighted

BioScrip, Inc.

Notes to Unaudited Pro Forma Combined Financial Information—(Continued)

average stock value of $8.3441 used to value the common stock for the 10 trading days immediately preceding the scheduled date of closing, or $5.2151 per share, a condition of CHS closing the merger agreement would not be satisfied.

5.	Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a discussion of the adjustments made in connection with the preparation of the unaudited pro forma combined financial information. Each of these adjustments represents preliminary estimates of the fair values of CHS’s assets and liabilities and periodic amortization of such adjustments to the extent applicable. Actual adjustments will be made when the merger is completed and will be based on the fair value of CHS’s assets and liabilities at that time. Accordingly, the actual adjustments to CHS’s assets and liabilities and the related amortization of such adjustments may differ materially from the estimates reflected in the unaudited pro forma combined financial information.

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by BioScrip upon merger, reconciled to the estimate of consideration expected to be transferred:

Book value of CHS net assets acquired as of December 31, 2009	$144,655
Write off of CHS deferred financing costs	(1,441)
Record goodwill adjustment	91,432
CHS debt (net of CHS’s cash) to be repaid at closing	130,354

Purchase price allocated	$365,000

(In thousands)

Goodwill: Goodwill is calculated as the excess of the merger date fair value of the consideration expected to be transferred over the values assigned to the identifiable assets acquired and liabilities assumed. Goodwill is not amortized but rather is subject to an annual impairment test.

Intangible assets: Intangible assets are not adjusted in the pro forma information. Further analysis must be performed to value those assets at fair value and allocate purchase price to those assets. As such, the value of intangible assets may differ significantly from the unaudited pro forma combined financial information. Amortization recorded in the statement of operations may also differ based on the valuation of intangible assets.

Income taxes: No adjustments to the tax basis of CHS’s assets and liabilities are expected as a result of the merger.

BioScrip, Inc.

Notes to Unaudited Pro Forma Combined Financial Information—(Continued)

6.	Adjustments to Unaudited Pro Forma Combined Balance Sheet:

(A) The sources and uses of funds relating to the proposed merger transaction are as follows:

Sources:
Debt expected to be issued in connection with the merger (See Note 4(a))	$325,000
Uses:
Cash consideration to stockholders of CHS	(110,823)
Assumption and refinance of CHS debt	(140,457)
Repay BioScrip line of credit	(30,389)
Estimated merger-related expenses	(20,000)

Net adjustment of cash and cash equivalents	$23,331

(In thousands)

(B) Reflects adjustments for goodwill (See Note 5):

Eliminate CHS’s historical goodwill	$(220,371)
Record transaction goodwill	311,803

Goodwill adjustment	$91,432

(In thousands)

(C) Reflects adjustments to deferred financing fees:

Debt financing fees	$12,000
Write-off of existing CHS deferred financing costs	(1,441)

Deferred financing fees adjustment	$10,559

(In thousands)

(D) Reflects adjustments related to short term debt:

Elimination of CHS short term debt	$(10,917)
Reclassification of short term portion of newly issued debt	2,500

Short term debt adjustment	$(8,417)

(In thousands)

(E) Reflects adjustments related to long term debt:

Debt expected to be issued by BioScrip in connection with the merger (See Note 4(a))	$325,000
Elimination of existing CHS long term debt	(129,540)
Reclassification of short term portion of newly issued debt	(2,500)

Long term debt adjustment	$192,960

(In thousands)

(F) Reflects adjustment to eliminate CHS preferred stock.

(G) Reflects adjustment to eliminate CHS common stock.

BioScrip, Inc.

Notes to Unaudited Pro Forma Combined Financial Information—(Continued)

(H) Reflects adjustments to additional paid-in capital:

Eliminate CHS existing paid-in capital	$(96,934)
Issuance of BioScrip common stock	108,823
Issuance of BioScrip warrants	15,000

Additional paid-in capital adjustment	$26,889

(In thousands)

(I) Reflects adjustment to retained earnings:

Eliminate CHS retained earnings	$(22,594)
Impact of transaction closing costs expensed at time of closing	(8,000)

Retained earnings adjustment	$(30,594)

(In thousands)

7.	Adjustments to Unaudited Pro Forma Combined Statement of Earnings:

(A) Interest expense adjustments:

Twelve Months Ended
December 31, 2009

Estimated interest on new debt	$29,313
Amortization of deferred financing costs	2,182
Eliminate interest cost on existing BioScrip line of credit	(1,920)
Eliminate interest cost on existing CHS debt	(7,280)

Total interest adjustments	$22,295

(In thousands)

Based on current capital market conditions, the blended interest cost of the new debt facilities is expected to be approximately 9.00%. However, such costs may be materially greater than the costs assumed in the unaudited pro forma combined information.
A change of one percentage point in the rates associated with estimated borrowed funds to be used to fund the transaction would result in a change of approximately $3.2 million per annum to the pre-tax pro forma earnings. Costs incurred in connection with the issuance of merger related debt will be deferred and amortized over the term of the debt. The amount of such costs is expected to be approximately $12 million.

(B) Reflects the income tax effects of pro forma adjustments at the expected combined statutory rate of 40%.

(C) Reflects the elimination of CHS preferred stock dividends.